Exhibit 10.6

The Money Tree, Inc.

114 S. Broad Street

Bainbridge, Georgia 39817

Senior Subordinated Note

Amount: $1,000,000 Due: August 5, 2007

Closing Date: August 5, 2005

For Value Received, the undersigned, The Money Tree, Inc., a Georgia Corporation, (hereinafter called the “Company”) hereby promises to pay to the order of Life of the South Corporation, assigns the principal sum of One Million Dollars ($1,000,000) on August 5, 2005, with interest on the unpaid balance thereof from the date hereof at the interest rate per annum equal to the Prime Rate plus 1.00 percent as defined herein (the applicable interest rate per annum at any given time being hereinafter referred to as the “Interest Rate”), provided that such Interest Rate shall not be less than 8% per annum nor more than 14% per annum, and shall not in any case exceed the highest rate of interest permitted by applicable law. The Prime Rate existing on the date of issue of this Note shall determine the Interest Rate to be paid by the Company on October 1, 2005, the first interest payment date. Thereafter, the Prime Rate in effect on any given interest billing date shall determine the Interest Rate applicable to the next succeeding quarter and payable on the next succeeding interest payment date. The holder of this Note shall inform the Company of the applicable Interest Rate existing on each interest billing date. Such interest shall be payable to the extent accrued, quarterly on each January 1, April 1, July 1 and October 1, in each year commencing on October 1, 2005, until the principal hereof shall have become due and payable, and with interest until paid at the rate of 15% per annum on any overdue principal and to the extent permitted by applicable law, on any overdue interest. All payments of principal and interest are to be made at the office of the payee hereof in such coin or currency of the United States of America as is at the time of payment legal tender for the payment of public and private debts.

As used herein, the term “Prime Rate” shall mean the rate of interest announced by Columbus Bank and Trust Company, Columbus, Georgia, from time to time as its Prime Rate. For purposes of calculating interest hereunder, the Prime Rate in effect at the close of business on each business day shall be the Prime Rate for that day and any immediately succeeding non-business day or days. In the event the Prime Rate is discontinued as a standard, the holder hereof shall designate a comparable reference rate as a substitute therefor.

This Note is made pursuant to and is entitled to the benefits of an Agreement dated August 5, 2005, (hereinafter called the “Agreement”) between the Company and Life of the South Corporation. Reference is made to the Agreement for a statement of the rights of the holder of this Note and of the rights and limitations of the rights of the Company.

The Maturity Date of this Note may be extended for additional periods not to exceed two years per extension, if (1) during the calendar year preceding the Note’s then existing maturity date, the Company shall have requested in writing the holder’s consent to extend this Note, and (2) the holder’s written consent to such request shall have been given within sixty days after its receipt of such request.

This Note shall not be subject to prepayment at any time prior to August 1, 2006. This Note shall be subject to prepayment, without premium, as a whole or from time to time in part (in multiples of $10,000) at the option of the Company at any time after August 15, 2006. The Company shall give the holder of this Note written notice of each prepayment not less than ninety (90) days prior to the prepayment date (which shall be on a regular payment date) and the principal amount to be prepaid on the Note on such date, whereupon the amount of such prepayment, together with interest accrued on the Note to the date of such prepayment, shall become due and payable on the prepayment date.

This Note is Senior Subordinated Debt, as defined in the Agreement, and is expressly subordinated to Senior Debt of the Company as provided in the Agreement. In case an Event of Default as defined in the Agreement shall occur and be continuing, the principal amount of this Note may be declared due and payable in the manner and with the effect provided in the Agreement.

Each maker and endorser waives presentment, protest, notice of protest and notice of dishonor in connection with this Note and agrees to pay all costs, including a reasonable attorney’s fee, whether suit be brought or not, if counsel shall after maturity of this Note or default hereunder or under said Agreement, be employed to collect this Note or to protect the security thereof.

This Note shall be construed and enforced in accordance with the laws of the State of Georgia without giving effect conflicts of laws principles. Time is of the essence of this Note.

THE MONEY TREE, INC.

By:	/s/ Vance R. Martin
President

(Corporate Seal)

Attest:	/s/ Beverly A. Cross
Secretary